Exhibit 10.19

English Translation

EXCLUSIVE TECHNOLOGY SERVICES AND

MARKET PROMOTION SERVICES AGREEMENT

BETWEEN

GUANGZHOU YITONGTIANXIA SOFTWARE DEVELOPMENT CO., LTD.

AND

GUANGZHOU YINGZHENG INFORMATION TECHNOLOGY CO., LTD.

EXECUTED IN GUANGZHOU ON OCTOBER 28, 2009

EXCLUSIVE TECHNOLOGY SERVICES AND MARKET PROMOTION SERVICES AGREEMENT

THIS EXCLUSIVE TECHNOLOGY SERVICES AND MARKET PROMOTION SERVICES AGREEMENT (“this Agreement”) is made and entered into as of October 28, 2009 in Guangzhou, the People’s Republic of China (hereinafter referred to as “China”), by and between:

Guangzhou Yitongtianxia Software Development Co., Ltd. (“Guangzhou Yitong”), a wholly foreign owned enterprise duly organized and existing under the laws of China, with its registered address at No.1-6 (Self-numbered), 1501, No.233, Tianfu Road, Tianhe District, Guangzhou;

and

Guangzhou Yingzheng Information Technology Co., Ltd. (“Guangzhou Yingzheng”), a company with limited liability duly organized and existing under the laws of China, with its registered address at 15/F, Hua Jian Tower, No.233, Tianfu Road, Tianhe District, Guangzhou.

WHEREAS,

1.               Guangzhou Yingzheng is a corporate body duly organized and existing, and desires to receive the Technology Services and Market Promotion Services from Guangzhou Yitong to promote the business development of Guangzhou Yingzheng, while Guangzhou Yitong agrees to provide Guangzhou Yingzheng with the Technology Services and Market Promotion Services, in accordance with the terms and conditions of this Agreement.

2.               In respect thereof, Guangzhou Yingzheng and Guangzhou Yitong hereby enter into this Agreement to regulate the matters relating to the Technology Services and Market Promotion Services between both parties.

NOW, THEREFORE, both parties hereby enter into the following terms and conditions:

1. DEFINITIONS AND INTERPRETATIONS

1.1   For the purpose of this Agreement:

“this Agreement” shall mean this Exclusive Technology Services and Market Promotion Services and all appendices attached hereto, and any amendments, modification or supplementation made according to this Agreement from time to time.

“Commencement Date” shall mean the date, month and year indicated herein first above;

“Technology Services” shall mean the technology services listed in 1-A of Appendix 1 hereto,

which shall be provided by Guangzhou Yitong to Guangzhou Yingzheng;

“Market Promotion Services” shall mean the market promotion services listed in 1-B of Appendix 1 hereto, which shall be provided by Guangzhou Yitong to Guangzhou Yingzheng;

“Technology Services and Market Promotion Services Fee” shall mean the technology services and market promotion services fee payable by Guangzhou Yingzheng to Guangzhou Yitong in consideration of the Technology Services and Market Promotion Services listed in Appendix 1 and provided by Guangzhou Yitong. For details about the calculation and terms of payment of the said fee, refer to Appendix 1.

1.2         The headings herein contained are for convenience of reference only and will not affect the interpretation of this Agreement.

1.3         The term of “Exclusive” as referred to in the title of this Agreement shall mean that Guangzhou Yingzheng may only use the Technology Services and Market Promotion Services provided by Guangzhou Yitong; and that, other than the third party designated by Guangzhou Yitong, Guangzhou Yingzheng must not provide or assign the Technology Services performed by Guangzhou Yitong hereunder to any third party. Guangzhou Yingzheng also undertakes that, if it intends to establish any other business cooperation with any third party, Guangzhou Yitong or its affiliate shall have the right of first refusal in such cooperation under equivalent conditions.

2. TERM AND TERMINATION

2.1         This Agreement shall remain effective till the dissolution of Guangzhou Yitong in accordance with the applicable laws of the People’s Republic of China, unless Guangzhou Yitong terminates this Agreement.

2.2         During the term of this Agreement, Guangzhou Yingzheng may not terminate this Agreement; otherwise, it shall pay the liquidated damages of RMB 20 million to Guangzhou Yitong. Guangzhou Yitong may terminate this Agreement by sending a thirty-day written notice to Guangzhou Yingzheng at any time. If Guangzhou Yitong terminates this Agreement due to any breach of Guangzhou Yingzheng, Guangzhou Yingzheng shall pay the liquidated damages of RMB 20 million to Guangzhou Yitong. If the actual damages suffered by Guangzhou Yitong due to such breach exceed the liquidated damages mentioned above, Guangzhou Yingzheng shall pay the actual damages to Guangzhou Yitong and pay the relevant fee of the completed services.

2.3         The rights and obligations under Article 6 and Article 8 of this Agreement shall survive after the termination of this Agreement.

3. OBLIGATIONS OF GUANGZHOU YITONG

3.1         Guangzhou Yitong shall provide the Technology Services and Market Promotion Services listed in Appendix 1 hereto from the Commencement Date in accordance with the terms and conditions of this Agreement.

3.2        Delay or failure to perform this Agreement Guangzhou Yitong due to any force majeure will not constitute a breach of this Agreement. For the purpose of this Agreement, “Force Majeure” shall mean any event that is beyond the reasonable control of either Party hereto and inevitable even with reasonable care of the influenced Party, including but not limited to government act, act of God, fire, explosion, storm, floods, earthquake, tide, lightning, riot or war. If Guangzhou Yitong seeks release of its obligations hereunder due to the influence of force majeure, it shall give a notice to Guangzhou Yingzheng as soon as practicable.

4. OBLIGATIONS OF GUANGZHOU YINGZHENG

4.1         Guangzhou Yingzheng shall pay the Technology Services and Market Promotion Services Fee to Guangzhou Yitong as per the calculation formula/due date and terms of payment for the Technology Services and Market Promotion Services Fee specified in Appendix 1 attached hereto.

4.2         Without the prior written consent of Guangzhou Yitong, Guangzhou Yingzheng may not research or develop the technology or intellectual property right provided by Guangzhou Yitong hereunder and relating to the Technology Services and Market Promotion Services Fee. Any and all developments relating to such technology or intellectual property right developed by Guangzhou Yingzheng, and any and all intellectual property rights therein shall be the property of Guangzhou Yitong. Guangzhou Yingzheng may not assign, license, mortgage or otherwise dispose of such developments and all intellectual property rights relating thereto without authorization.

4.3         In order to ensure the payment of the Technology Services Fee and the Market Promotion Services Fee, Guangzhou Yingzheng agrees that Guangzhou Yitong may audit the financial statements and other financial documents and/or business contracts and other documents of Guangzhou Yingzheng in each month.

5. EFFECTIVENESS

5.1         This Agreement shall become effective as of being duly executed on the date indicated herein first above.

6. PROTECTION OF INTELLECTUAL PROPERTY RIGHT

6.1         Guangzhou Yingzheng hereby acknowledges that, without the prior written consent of Guangzhou Yingzheng, it may not use any proprietary or confidential information of Guangzhou Yitong for its own purpose or disclose, divulge or make available of such information to any party who is not a Party to this Agreement, or cause or result any unauthorized disclosure of such information due to its failure in performance of duty of care. Upon termination of this Agreement, Guangzhou Yingzheng shall return any document, material or software containing the confidential information to Guangzhou Yitong or destroy such document, material or software as per requirement of Guangzhou Yitong, and shall delete any confidential information from any relevant storage media and must not continue to use such confidential information. Guangzhou Yingzheng shall take necessary actions to disclose the confidential information only to those employees, agents or professional consultants who need to know, and shall procure such employees, agents or professional consultants to comply with the confidentiality obligation hereunder. For the purpose of this Agreement, “Confidential Information” shall include the trade secret received by Guangzhou Yingzheng during the term of this Agreement and relating to the know-how, business, finance or affair of Guangzhou Yitong, as well as the information relating to the application, observation data and materials of such know-how and proprietary technology.

6.2         Guangzhou Yingzheng hereby confirms that it only has the right to use the Technology Services and the Market Promotion Services provided by Guangzhou Yitong hereunder for its own business purpose, and does not have the right to any intellectual property of the Technology Services and the Market Promotion Services provided by Guangzhou Yitong hereunder or the right of registration or application of such intellectual property.

6.3         For the purpose of Article 6.2 above, “Intellectual Property Right” shall mean:

(1)          Patent, trademark, service mark, registered design, application thereof, business and trade name (including internet domain and name of email address), non-registered trademark and service mark, copyright, database right, know-how, and the right to any content in the design, invention, computer software, database or website;

(2)          Any license, consent, order, statutory right or any right relating to the right mentioned in Item (1) above;

(3)          Any right with the same or similar effect or nature as that mentioned in Item (1) and Item (2) above; and

(4)          The right against unfair competition and the right to institute an action against counterfeit.

6.4         If Guangzhou Yingzheng violates the confidentiality obligation under this Article 6 or the undertaking about the use of intellectual property right mentioned above, Guangzhou Yingzheng shall pay the liquidated damages of RMB 1 million to Guangzhou Yitong. If the actual damages suffered by Guangzhou Yitong due to violation of the confidentiality obligation under this Article 6 or the undertaking about the use of intellectual property right mentioned above by Guangzhou Yingzheng exceed the liquidated damages, Guangzhou Yingzheng shall pay the actual damages to Guangzhou Yitong.

7. REPRESENTATIONS AND WARRANTIES

7.1 Guangzhou Yitong hereby represents and warrants that:

(1)          Guangzhou Yitong is a wholly foreign owned enterprise duly incorporated and validly existing under the laws of China;

(2)          Guangzhou Yitong shall perform this Agreement with its corporate power and within its business scope, and it has obtained the necessary corporate authorization as well as the consent and approval of third party and government authority, and the performance of this Agreement will not violate any law or contractual restriction binding or affecting it;

(3)          This Agreement shall constitute a lawful, valid, binding and enforceable legal instrument on Guangzhou Yitong upon execution of this Agreement.

7.2         Guangzhou Yingzheng hereby represents and warrants that:

(1)          Guangzhou Yingzheng is a company duly incorporated and validly existing under the laws of China;

(2)         Guangzhou Yingzheng will make its best efforts to develop and expand its businesses;

(3)          Guangzhou Yingzheng executes and performs this Agreement with its corporate power and within its business scope, and it has obtained the necessary corporate authorization, and the performance of this Agreement will not violate any law of China or contractual restriction binding or affecting it;

(4)          This Agreement shall constitute a lawful, valid, binding and enforceable legal instrument on Guangzhou Yingzheng upon execution of this Agreement.

8. UNDERTAKINGS

8.1         In order to fulfill the obligations hereunder by Guangzhou Yingzheng, Guangzhou Yingzheng hereby agrees and undertakes that, during the term of this Agreement, Guangzhou Yingzheng may not take or carry out any action or transaction which materially changes its business, assets, operation, employee or any other relevant right or obligation, including but not limited to:

(1)          Termination, suspension or change of the business being carried out by Guangzhou Yingzheng or its subsidiary, or the change of business scope or business mode of Guangzhou Yingzheng;

(2)          Sale, lease or giveaway of all or substantial part of good will or assets of Guangzhou Yingzheng or its subsidiary;

(3)          Change of the organizational structure, or the composition of board of directors of Guangzhou Yingzheng;

(4)          Change of the registered capital, shareholder or shareholding structure of Guangzhou Yingzheng;

(5)          Distribution of the after-taxation profit of Guangzhou Yingzheng;

(6)          Change of the existing accounting standards or accounting policy or fiscal year of Guangzhou Yingzheng;

(7)	Appointment or change of the auditor of Guangzhou Yingzheng or its subsidiary;

(8)

Sale, assignment, mortgage or waiver of any trademark, patent or any other intellectual property right owned by Guangzhou Yingzheng or its subsidiary, other than the same is carried out during the normal business course of Guangzhou Yingzheng;

(9)	Adoption of any resolution regarding the dissolution, merger, reorganization or liquidation of Guangzhou Yingzheng or its subsidiary;

(10)	Any amendment or supplementation to the articles of association of Guangzhou Yingzheng or its subsidiary;

(11)	Direct or indirect waiver or dilution of the economic interests of Guangzhou Yingzheng or its subsidiary;

(12)	Any external investment, or sale or change of any existing external investment of Guangzhou Yingzheng or its subsidiary;

(13)	Appointment or dismissal of any officer of Guangzhou Yingzheng;

(14)	Entering into or amending any arrangement regarding bonus, profit sharing plan, stock option or share subscription;

(15)	Entering into or execution of any contract, agreement or undertaking with the total contract price more than RMB 500,000;

(16)	Receipt of any financial support from any other third party, other than any loan from any bank or any other financial institution required by Guangzhou Yingzheng during its normal business course;

(17)	Receipt of any amount more than RMB 500,000 singly or more than RMB 2,000,000 accumulatively within continuous 12 months from any bank or any other financial institution;

(18)

Any security, mortgage, pledge or guaranty provided by Guangzhou Yingzheng or its subsidiary to any third party in whatever forms, other than the mortgage on its assets provided by Guangzhou Yingzheng or its subsidiary for any loan received by Guangzhou Yingzheng from any bank or any other financial institution during its normal business course;

(19)	Assignment of any cash or assets with the value more than US$500,000 between Guangzhou Yingzheng and its subsidiary, or between its subsidiaries;

(20)	Any capital expenditure more than US$100,000 or equivalent value;

(21)	Purchase of fixed assets with the aggregate value more than RMB 500,000 or equivalent value within continuous 12 months; or

(22)    Any affiliated transaction.

9. LIABILITIES FOR BREACH OF CONTRACT

9.1         If either Party breaches this Agreement or any representation or warranty made herein, the non-breaching party shall give a written notice to the breaching party requesting for effective remedies to such breach and for actions against damages within ten (10) days upon receipt of the notice, and for the continued performance of this Agreement. The breaching party shall indemnify the non-breaching party against all losses and damages resulting therefrom.

9.2         The total indemnity paid by the breaching party to the non-breaching party shall be equal to the losses and damages resulting from such breach, including the benefits receivable by the non-breaching party if this Agreement had been performed, provided however such indemnity shall not exceed the reasonable prediction of both parties.

9.3         If both parties breach this Agreement, the indemnity payable by each Party shall be determined as per the extent of breach respectively.

9.4         If Guangzhou Yingzheng materially violates this Agreement, Guangzhou Yitong may demand Guangzhou Yingzheng to take all necessary actions according to the applicable laws, regulations and the articles of association of Guangzhou Yingzheng, to replace the directors and officers of Guangzhou Yingzheng upon request of Guangzhou Yitong and to change the business operations of Guangzhou Yingzheng.

10. ASSIGNMENT

Guangzhou Yitong may assign its rights and obligations hereunder to any third party at any time, without the consent of Guangzhou Yingzheng. Guangzhou Yingzheng may not assign any of its right or obligation hereunder to any third party at any time, without the prior written consent of Guangzhou Yitong.

11. WAIVER AND SEVERABILITY

Failure or delay to exercise any right, power or remedy hereunder by Guangzhou Yitong will not affect such right, power or remedy, or constitute a waiver of such right, power or remedy; and any single or partial exercise of such right, power or remedy will not preclude the further exercise of such right, power or remedy, or exercise of any other right, power or remedy. If any provision of this Agreement at any time becomes unlawful, invalid or unenforceable at any aspect under any law of any jurisdiction, the lawfulness, validity and enforceability of such provision under the laws of any other jurisdiction and the lawfulness, validity and enforceability of any other provision of this Agreement will not be affected or prejudiced.

12. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the applicable laws of China.

13. DISPUTE RESOLUTION

13.1   Arbitration

Any controversy, dispute or claim (“Claim”) arising from or in connection with this Agreement may be submitted by either Party to China International Economic and Trade Arbitration Commission South China Sub-commission according to its then effective arbitration rules for arbitration in Shenzhen. The arbitration shall be carried out in Chinese. The arbitral tribunal shall be composed of one arbitrator. The award shall be final and binding upon both parties. This Article 13 shall survive after the termination or expiration of this Agreement.

13.2   Enforcement of Award

The winning party may enforce the award at any competent court or judicial authority, and all parties subject to the award shall agree to be bound by the award and take actions according to the award.

14. MISCELLANEOUS

14.1  This Agreement constitutes an entire agreement between both parties and supersedes any and all prior oral or written contracts, agreements, understandings or arrangements in respect of the subject matter of this Agreement. Such contracts, agreements, understanding or arrangements shall be deemed as terminated automatically.

14.2  No amendment to this Agreement shall be effective, unless otherwise agreed by the duly authorized representatives of both parties in written forms. Any amendment or supplementation to this Agreement shall be signed by both parties in written form. Any amendment and/or supplement to this Agreement duly executed by both parties shall be deemed as an integral part of this Agreement, and shall have the same legal force as this Agreement.

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This Page contains no text and is a signature page to the Exclusive Technology Services and Market Promotion Services Agreement

Guangzhou Yitongtianxia Software Development Co., Ltd. (Company Stamp)
Signature:	/s/ Wang Yongchao (affixed with common seal)
Printed Name of Signatory: Wang Yongchao
Title: Legal Representative

Guangzhou Yingzheng Information Technology Co., Ltd. (Company Stamp)
Signature:	/s/ Wang Yongchao (affixed with common seal)
Printed Name of Signatory: Wang Yongchao
Title: Legal Representative

APPENDIX 1

TECHNOLOGY SERVICES AND MARKET PROMOTION SERVICES

1-A. The “Technology Services” provided by Guangzhou Yitong to Guangzhou Yingzheng shall mean:

the exclusive service of mobile phone gaming software, technology support and other services relating to the business of Guangzhou Yitong, including the comprehensive solution to the IT system of Guangzhou Yingzheng, implementation of such solution, and the operation and maintenance service for the IT system and mobile phone gaming of Guangzhou Yingzheng. Such services shall include but not limited to:

(1) License Guangzhou Yingzheng to use the software of Guangzhou Yitong required for its business operations;

(2) Provide a comprehensive IT solution required by Guangzhou Yingzheng for its business operations;

(3) Routine maintenance, maintenance and updating of hardware, equipment and database;

(4) Development, maintenance and updating of relevant application software;

(5) Trainings for the professional technicians of Guangzhou Yingzheng;

(6) Assist Guangzhou Yingzheng in collection and research of relevant technical information; and

(7) Any other relevant technology services and consulting services upon request of Guangzhou Yingzheng from time to time.

1-B. The “Market Promotion Services” provided by Guangzhou Yitong to Guangzhou Yingzheng shall mean:

the exclusive market promotion service relating to the businesses of Guangzhou Yingzheng, including but not limited to:

(1) Service of product marketing planning and implementation;

(2) Service of establishing the customer network and maintenance;

(3) Human resources management and training;

(4) Service of establishing the media relationship, product advertising and promotion; and

(5) Any other relevant promotion service and consulting service upon request of Guangzhou Yingzheng from time to time.

2. Calculation of Technology Services and Market Promotion Services Fee:

(1) A performance-based service fee at a specific percentage of the yearly revenue of Guangzhou Yingzheng, to be otherwise determined by both parties through negotiation;

(2) In respect of the services actually provided by Guangzhou Yitong, the specific amount of service fee shall be otherwise determined by both parties through negotiations;

(3) The service fee for any other relevant technology service and consulting service upon request of Guangzhou Yingzheng shall be otherwise determined by both parties.

3. Time and Terms of Payment of Technology Services and Market Promotion Services Fee:

On or before January 31, April 30, July 31 and October 31 of each year, Guangzhou Yingzheng shall pay the Technology Services and Market Promotion Services Fee to Guangzhou Yitong hereunder as per the agreed percentage mentioned above. After this Agreement is expired or terminated, Guangzhou Yingzheng shall pay the outstanding balance of the Technology Services and Market Promotion Services Fee to Guangzhou Yitong within thirty (30) days upon expiration or termination of this Agreement. After the end of each accounting year of Guangzhou Yingzheng, both parties shall determine the amount of Technology Services and Market Promotion Services Fee actually payable by Guangzhou Yingzheng, as per the total revenue of the licensee in the previous year confirmed by the audit report issued by a Chinese CPA firm recognized by both parties, and the paid amount shall be reconciled accordingly (i.e. refund for any overpayment or a supplemental payment for any deficiency) within fifteen (15) business days upon issuance of the audit report. Guangzhou Yingzheng hereby undertakes to Guangzhou Yitong that it will provide with the Chinese CPA firm with all necessary materials and assistance, and will procure the firm to complete and issue the audit report of the previous year to both parties within thirty (30) business days after the end of each year. Guangzhou Yingzheng shall timely remit all due and payable Technology Services and Market Promotion Services Fees hereunder to the bank account designated by Guangzhou Yitong.